Exhibit 99.1

For Immediate Release

Globalstar Reports Results For Second Quarter of 2003

New Iraq service boosts usage; Investment agreement approved by Bankruptcy Court

SAN JOSE, CA, August 13, 2003 - Globalstar, the world's most widely-used handheld satellite telephone service, today announced its results for the quarter ended June 30, 2003. Growth in both usage and subscriber levels received a substantial boost during the quarter with the initiation of service in Iraq, and the company further expanded its sales potential with the introduction of new products and pricing plans for the aviation market.

During the quarter, Globalstar also received court approval for an agreement under which Globalstar will transfer substantially all of its assets to a newly created Delaware corporation in exchange for a minority interest in the new corporation. Under the agreement, ICO Global Communications (Holdings) Limited will acquire a majority interest in the new corporation in exchange for an investment of $55 million. Following the closing of these transactions, which remains subject to certain conditions, Globalstar expects to distribute its interest in the new company to its creditors as called for under a Chapter 11 plan. Globalstar anticipates completing its restructuring and conclude the Chapter 11 process before the end of 2003.

Globalstar, L.P.'s total revenue for the second quarter of 2003 was $13.9 million, an increase of 20% over the previous quarter, and a 216% increase over the same quarter in 2002. The company's new service in Iraq, now one of Globalstar's top markets in call traffic, helped to push minutes of use (MOUs) up 28% over the previous quarter to 14.5 million minutes, which is also 88% higher than usage levels seen in the second quarter of 2002.

For the second quarter of 2003, Globalstar's net loss widened 11% over the first quarter to $16.8 million. This figure includes a non-cash charge of $2.5 million relating to the write-off of certain satellite assets.

"Globalstar's business continues to strengthen in virtually all of our major markets," said Tony Navarra, president of Globalstar. "In addition to the extraordinary growth we've seen in the Middle East, usage in North America has also been setting new records. Meanwhile, we are moving ahead with plans for further product development and expansion of our service, while at the same time finalizing our future business plan, based on the broader resources and skills that should become available to us when the ICO transaction is complete."

As of June 30, 2003, Globalstar had approximately 93,000 subscribers worldwide, an increase of 11% over the previous quarter, and the company had $18.3 million cash-on-hand.

A full discussion of Globalstar's financial performance and operations for the second quarter can be found in the company's Report on Form 10-Q, to be filed shortly with the U.S. Securities and Exchange Commission.

Globalstar is a provider of global mobile satellite telecommunications services, offering both voice and data services from virtually anywhere in over 100 countries around the world. For more information, visit Globalstar's web site at www.globalstar.com.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 and within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, including but not limited to statements regarding the transactions between ICO and Globalstar and the conclusion of Globalstar's Chapter 11 process, provide expectations of future events. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release because of various risks, uncertainties and other factors, including but not limited to those relating to the receipt of required governmental approvals and the satisfaction or waiver of other conditions contained in the agreement with ICO and those relating to the bankruptcy reorganization process generally. As a result, no assurance can be given as to whether or when the ICO transaction will occur or Globalstar will complete its restructuring and conclude its Chapter 11 process.

Media Contact:
Mac Jeffery
212.338.5383